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                                                                    EXHIBIT 12.1

                         BOOTH CREEK SKI HOLDINGS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                 HISTORICAL                                      PRO FORMA
                           ------------------------------------------------------   -----------------------------------
                                 YEAR              THREE              THREE               YEAR              THREE
                                ENDED           MONTHS ENDED       MONTHS ENDED          ENDED           MONTHS ENDED
                           OCTOBER 31, 1997   JANUARY 31, 1997   JANUARY 30, 1998   OCTOBER 31, 1997   JANUARY 30, 1998
                           ----------------   ----------------   ----------------   ----------------   ----------------
EARNINGS
  Income (loss) before
     income taxes........      $(15,928)           $1,578             $4,255            $(22,688)          $  5,396
  Fixed charges..........        16,296             3,064              4,907              20,037              5,519
  Preferred stock
     dividend
     requirement.........          (257)              (17)               (70)               (304)               (70)
                               --------            ------             ------            --------           --------
       Total Earnings....      $    111            $4,625             $9,092            $ (2,955)          $ 10,845
                               ========            ======             ======            ========           ========
FIXED CHARGES
  Interest (expensed or
     capitalized)........      $ 13,269            $1,961             $4,087            $ 17,788           $  4,656
  Portion of rent expense
     representative of
     interest............           961               484                471                 974                486
  Amortization of
     deferred financing
     fees................         1,809               602                279                 971                307
  Preferred stock
     dividend
     requirement.........           257                17                 70                 304                 70
                               --------            ------             ------            --------           --------
       Total Fixed
          Charges........      $ 16,296            $3,064             $4,907            $ 20,037           $  5,519
                               ========            ======             ======            ========           ========
RATIO OF EARNINGS TO
  FIXED CHARGES..........            --              1.51               1.85                  --               1.97
                               ========            ======             ======            ========           ========
COVERAGE DEFICIENCY......      $(16,185)           $   --                 --            $(22,992)          $     --
                               ========            ======             ======            ========           ========
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